UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 15, 2013
Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100
Orlando, Florida 32826
(Address of principal executive office, including zip code)

(407) 382-4003
(Registrant’s telephone number, including area code)

____________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

LightPath Technologies, Inc.
Form 8-K

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On January 15, 2013, LightPath Technologies, Inc. (“LightPath” or the “Company”) received a letter from The NASDAQ Listing Qualifications department of The NASDAQ Stock Market, LLC (“Nasdaq”) notifying the Company that for the past 30 consecutive business days, the closing bid price per share of the Company’s common stock was below the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market, as required by Nasdaq Listing Rule 5550(a)(2) (the “Listing Rule”).  As a result, the Company is not in compliance with the Listing Rule. The Company has 180 calendar days, or until July 15, 2013, to regain compliance.  To regain compliance with the Listing Rule, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180 day grace period.  If the Company regains compliance, Nasdaq will provide written confirmation to the Company of its compliance and the matter will be closed.

If the Company does not regain compliance during this 180 day grace period, the Company may be eligible for an additional 180 calendar day period to regain compliance provided that the Company satisfies the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Listing Rule, and provides written notice to Nasdaq of its intention to regain compliance during the second grace period.  If the Company is unable to regain compliance or is not eligible for an additional grace period, Nasdaq will provide written notice to the Company that the Company’s common stock is subject to delisting from The Nasdaq Capital Market.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: January 18, 2013	By:	/s/ Dorothy M. Cipolla
Dorothy M. Cipolla, CFO

3